Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Tracy Shilobrit
Director of Corporate & Global Communications
+1.414.906.6088
tracy.shilobrit@manpower.com

CEO of Right Management Consultants Retires

MILWAUKEE, WI, USA, December 20, 2004 – Manpower Inc. (NYSE: MAN) today announced that Richard J. Pinola, CEO of its subsidiary Right Management Consultants, Inc., retired today.  He will continue to work under a consulting contract for 60 days to ensure a smooth transition to new management.

“Rich was instrumental in the smooth transition when we acquired Right Management Consultants in January of 2004 and we appreciate all of his hard work over the past year,” said Jeffrey A. Joerres, Chairman & CEO of Manpower Inc.  “We have begun the search for a new CEO for the company, and we are committed to finding the right person to take Right Management Consultants to its next stage of development and expansion worldwide.”

Pinola joined Manpower in 2004 as the CEO of Right Management Consultants, Inc., when the firm was acquired by Manpower. Prior to joining Manpower, Pinola served as Right's Chairman and Chief Executive from 1994 to 2004. He served as a director of the company since 1990 and as CEO beginning in 1992.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry, offering customers a continuum of services to meet their needs throughout the employment and business cycle.  The company specializes in permanent, temporary and contract recruitment; employee assessment; training; career transition and organizational consulting services.  Manpower’s worldwide network of 4,300 offices in 67 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations.  The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction, enabling customers to concentrate on their core business activities.  In addition to the Manpower brand, the company operates under the brand names of Right Management Consultants, Jefferson Wells, Elan and Brook Street.  More information on Manpower Inc. is available at www.manpower.com.

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MANPOWER INC. • P.O. BOX 2053 • 5301 N. IRONWOOD RD., MILWAUKEE, WI  53201 • USA • PHONE +1.414-961-1000 • www.manpower.com